Exhibit 99.1

Transcat Announces Fiscal Year 2005
Third Quarter and Nine Months Results;

Nine Months Revenues Rise 4.5%

ROCHESTER, NY – January 18, 2005 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for its fiscal year 2005 third quarter and nine months ended December 25, 2004.

Fiscal Year 2005 Third Quarter and Nine Months Highlights

●	Fiscal year 2005 net sales increased 3.6% to $14.0 million in the third quarter and 4.5% to $39.8 million in the nine months ended December 25, 2004.

●	Gross profit ratio for the fiscal year 2005 third quarter increased 1.8 points over the fiscal year 2005 second quarter and 2.3 points over the fiscal year 2004 third quarter.

●	Operating income for the fiscal year 2005 third quarter increased $0.6 million to $0.4 million from the fiscal year 2004 third quarter. Operating income for the fiscal year 2005 nine months was flat with the fiscal year 2004 nine months.

●	Net income for the fiscal year 2005 third quarter was $0.3 million, or $0.04 per share, compared to a net loss of $0.2 million, or $0.03 per share, in the fiscal year 2004 third quarter.

●	Distribution Products – Net sales increased 5.5% to $9.9 million in the fiscal year 2005 third quarter over the fiscal year 2004 third quarter and increased 8.3% to $27.0 million in the fiscal year 2005 nine months over the fiscal year 2004 nine months. Distribution Products gross profit ratio for the fiscal year 2005 third quarter increased 1.4 points over the fiscal year 2005 second quarter and 2.2 points over the fiscal year 2004 third quarter. In addition, a manufacturer rebate earned in the fiscal year 2004 second quarter accounted for 1.0 points of margin decline in the first nine months of fiscal year 2005.

●	Calibration Services – Net sales were $4.2 million in the fiscal year 2005 third quarter and were flat with the fiscal year 2004 third quarter. The gross profit ratio increased 2.3 points over the fiscal year 2005 second quarter and 2.7 points over the fiscal year 2004 third quarter.

●	Operating expenses decreased $0.2 million when compared to the prior year three and nine month periods as a continued result of the benefits of cost control initiatives.

Operations Review

Commenting on the fiscal year 2005 third quarter results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “We are pleased with the growth in Distribution Products sales, which were in line with our previously stated expectations. During the fiscal year 2005 third quarter, we began the implementation of an enhanced level of catalog supplement mailings, that will continue through the first half of fiscal year 2006, to identify and secure new customers in the process calibrator industry and other targeted market segments. The improvement in Distribution Products gross margin reflects the effect of an improving economy, which requires less discounting to close sales, and a smaller volume of lower-margin government sales.

“Calibration Services results were in line with our expectations for the fiscal year 2005 third quarter as we continued to focus on gaining new customers and market share. The improvement in Calibration Services gross margin reflects increased productivity and volumes, resulting from our on-going investments in capital, personnel and systems technology.”

Looking Ahead

Mr. Sassano continued: “We expect that Distribution Products sales growth for the remainder of fiscal year 2005 should show more typical single digit growth in line with our longer term business view. Growth in Calibration Services during the fourth quarter of fiscal year 2005 will be driven by sales force efforts to identify and close business leads and planned marketing investments to penetrate targeted enterprise-level Calibration Services customers. As we have previously stated, we also expect to modestly increase our gross margin ratio and maintain control of our operating expenses. We believe this will deliver profitable results to our shareholders.”

Fiscal Year 2005 Third Quarter and Nine Months Financial Highlights

For the fiscal year 2005 third quarter, net sales were $14.0 million, an increase of $0.5 million or 3.6%, compared with net sales of $13.6 million for the fiscal year 2004 third quarter. Distribution Products net sales for the third quarter of fiscal year 2005 were $9.9 million, an increase of $0.5 million or 5.5%, compared with net sales of $9.3 million for the third quarter of fiscal year 2004. Calibration Services net sales for the third quarter of fiscal year 2005 were $4.2 million compared with net sales of $4.2 million for the third quarter of fiscal year 2004.

For the first nine months of fiscal year 2005, net sales were $39.8 million, an increase of $1.7 million or 4.5%, compared with net sales of $38.0 million for the first nine months of fiscal year 2004. Distribution Products net sales for the first nine months of fiscal year 2005 were $27.0 million, an increase of $2.1 million or 8.3%, compared with net sales of $25.0 million for the first nine months of fiscal year 2004. Calibration Services net sales for the first nine months of fiscal year 2005 were $12.7 million, compared with net sales of $13.1 million for the first nine months of fiscal year 2004.

Net income for the fiscal year 2005 third quarter was $0.3 million, or $0.04 per share, as compared with a net loss of $0.2 million, or $0.03 per share, for the fiscal year 2004 third quarter. The net loss for the first nine months of fiscal year 2005 was $0.2 million, or $0.04 per share, as compared with net income of $0.3 million, or $0.05 per share, in the first nine months of fiscal year 2004.

About Transcat, Inc.

Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.

Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through ten Calibration Centers of Excellence strategically located across the United States and Canada to approximately 9,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.

- Statistical Tables Follow -

TRANSCAT, INC.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December	December	December	December
	25, 2004	27, 2003	25, 2004	27, 2003

Product Sales	$9,856	$9,343	$27,045	$24,975
Service Sales	4,185	4,208	12,706	13,067

Net Sales	14,041	13,551	39,751	38,042

Cost of Products Sold	7,529	7,344	20,800	18,733
Cost of Services Sold	2,992	3,124	9,396	9,544

Total Cost of Products and Services Sold	10,521	10,468	30,196	28,277

Gross Profit	3,520	3,083	9,555	9,765

Selling, Marketing, and Warehouse Expenses	1,946	2,041	5,752	6,195
Administrative Expenses	1,162	1,223	3,580	3,345

Total Operating Expenses	3,108	3,264	9,332	9,540

Operating Income (Loss)	412	(181)	223	225

Interest Expense	89	76	234	219
Other Expense (Income)	50	(52)	237	(157)

Total Other Expense	139	24	471	62

Income (Loss) Before Income Taxes	273	(205)	(248)	163
Provision (Benefit) for Income Taxes	–	15	–	(147)

Net Income (Loss)	$273	$(220)	$(248)	$310

Basic Earnings (Loss) Per Share	$0.04	$(0.03)	$(0.04)	$0.05
Average Shares Outstanding (in thousands)	6,414	6,295	6,371	6,262

Diluted Earnings (Loss) Per Share	$0.04	$(0.03)	$(0.04)	$0.05
Average Shares Outstanding (in thousands)	6,979	6,295	6,371	6,837

Certain reclassifications of prior year fiscal quarter and nine months financial information have been made to conform to current fiscal quarter and nine months presentation.

TRANSCAT, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December	March
	25, 2004	27, 2004
ASSETS
Current Assets:
Cash	$131	$547
Accounts Receivable, less allowance for doubtful accounts of $45 and $51 as of December 25, 2004 and March 27, 2004, respectively	6,661	8,044
Other Receivables	8	64
Finished Goods Inventory, net	5,488	3,736
Income Taxes Receivable	–	144
Prepaid Expenses and Deferred Charges	756	696

Total Current Assets	13,044	13,231
Property, Plant and Equipment, net	1,838	2,025
Capital Leases, net	131	181
Goodwill	2,524	2,524
Prepaid Expenses and Deferred Charges	239	171
Other Assets	260	253

Total Assets	$18,036	$18,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,501	$4,139
Accrued Payrolls, Commissions and Other	1,089	1,620
Income Taxes Payable	100	100
Deposits	57	57
Current Portion of Term Loan	667	668
Current Portion of Capital Lease Obligations	66	49
Revolving Line of Credit	4,746	6,441

Total Current Liabilities	11,226	13,074
Term Loan, less current portion	1,278	–
Capital Lease Obligations, less current portion	73	134
Deferred Compensation	177	205
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	14,298	14,957

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,685,024 and 6,352,968 shares issued as of December 25, 2004 and March 27, 2004, respectively; 6,437,760 and 6,233,610 shares outstanding as of December 25, 2004 and March 27, 2004, respectively	3,313	3,176
Capital in Excess of Par Value	3,994	3,235
Warrants	430	518
Unearned Compensation	(35)	(23)
Accumulated Other Comprehensive Gain (Loss)	80	(67)
Retained Deficit	(3,206)	(2,958)
Less: Treasury Stock, at cost, 247,264 and 119,358 shares as of December 25, 2004 and March 27, 2004, respectively	(838)	(453)

Total Stockholders’ Equity	3,738	3,428

Total Liabilities and Stockholders’ Equity	$18,036	$18,385

Certain reclassifications of prior year fiscal quarter and nine months financial information have been made to conform to current fiscal quarter and nine months presentation.

TRANSCAT, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	(Unaudited)
	Nine Months Ended
	December	December
	25, 2004	27, 2003
Cash Flows from Operating Activities:
Net (Loss) Income	$(248)	$310
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,131	1,160
Provision for Doubtful Accounts Receivable and Returns	(6)	(122)
Provision for Slow Moving or Obsolete Inventory	(8)	–
Common Stock Expense	170	77
Amortization of Unearned Compensation	117	–
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,445	423
Inventories	(1,744)	(2,088)
Income Taxes Receivable / Payable	144	315
Prepaid Expenses, Deferred Charges, and Other	(517)	(854)
Accounts Payable	362	970
Accrued Payrolls, Commissions, and Other	(531)	(687)
Deposits	–	(2)
Deferred Compensation	(28)	8

Net Cash Provided by (Used in) Operating Activities	287	(490)

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(512)	(254)

Net Cash Used in Investing Activities	(512)	(254)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,695)	1,352
Payments on Term Loan	(723)	(500)
Proceeds from Term Loan Borrowings	2,000	–
Payments on Capital Lease Obligations	(44)	–
Issuance of Common Stock	124	–

Net Cash (Used in) Provided by Financing Activities	(338)	852

Effect of Exchange Rate Changes on Cash	147	119

Net (Decrease) Increase in Cash	(416)	227
Cash at Beginning of Period	547	114

Cash at End of Period	$131	$341

Supplemental Disclosure of Non-Cash Financing Activity:
Expiration of Warrants from Debt Retirement	$88	$–
Treasury Stock Acquired in Cashless Exercise of Stock Options	$385	$–

Certain reclassifications of prior year fiscal quarter and nine months financial information have been made to conform to current fiscal quarter and nine months presentation.

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